Exhibit 10.1

MUTUAL SETTLEMENT AND GENERAL RELEASE AGREEMENT

This Mutual Settlement and General Release Agreement (the "Agreement") is made and entered into by and between (1) 180 LIFE SCIENCES CORP. (“180 Life”), on the one hand, and (2) MARLENE KRAUSS (“Dr. Krauss”), and (3) KBL IV SPONSOR, LLC (“KBL Sponsor”) [hereinafter, Dr. Krauss and KBL Sponsor sometimes collectively referred to as the “Krauss Parties”], on the other hand (hereinafter, 180 Life and the Krauss Parties sometimes collectively referred to as “the Parties”, and individually as a “Party”).

RECITALS

This Agreement is made with reference to the following facts and for the following purpose:

A. On or about August 19, 2021, Dr. Krauss filed a Complaint (the “Advancement Complaint”) and commenced a legal action against 180 Life in the Chancery Court of Delaware (the “Delaware Court”) entitled Marlene Krauss, M.D. v. 180 Life Sciences Corp., Case No. 2021-0714-LWW (the “Advancement Action”).

B. On or about September 1, 2021, 180 Life filed a Complaint (the “Claims Complaint”) and commenced a legal action against Dr. Krauss, KBL Sponsor and KBL Healthcare Management, Inc. (“KBL Healthcare”) in the Delaware Court entitled 180 Life Sciences Corp. v. Marlene Krauss, et al., Case No. 2021-0754-LWW (the “Claims Action”).

C. On or about September 3, 2021, in the Advancement Action, Dr. Krauss filed an Amended and Supplemental Complaint (the “Amended Advancement Complaint”) against 180 Life, which 180 Life subsequently answered and denied.

D. On or about October 5, 2021, in the Claims Action, the Krauss Parties filed an Answer, Counterclaims and Third-Party Complaint (the “Initial Counterclaims”) against 180 Life and twelve third party defendant former directors and/or officers of 180 Life, i.e., Marc Feldmann (“Feldmann”), Lawrence Steinman (“Steinman”), James N. Woody (“Woody”), Teresa DeLuca (“DeLuca”), Frank Knuettel II (“Knuettel”), Pamela Marrone (“Marrone”), Lawrence Gold (“Gold”), Donald A. McGovern, Jr. (“McGovern”), Russell T. Ray (“Ray”), Richard W. Barker (“Barker”), Shoshana Shendelman (“Shendelman”) and Ozan Pamir (“Pamir”) [collectively, the “Third Party Defendants”].

E. On or about February 24, 2022, in the Claims Action, the Krauss Parties dismissed DeLuca, Knuettel, Marrone, Ray, Barker and Shendelman, and filed an amended Answer, Counterclaims and Third-Party Complaint against 180 Life and Feldmann, Steinman, Woody, Gold, McGovern and Pamir (the “Amended Counterclaims”).

F. On or about April 19, 2022, the Krauss Parties dismissed Gold and McGovern from the Amended Counterclaims. 180 Life, Feldmann, Steinman, Woody and Pamir answered and denied the Amended Counterclaims.

G. On or about May 3, 2023, the Delaware Court in the Advancement Action issued an Order granting certain applications by Dr. Krauss and requiring 180 Life to make certain advance payments to Dr. Krauss (the “Advancement Order”). Subsequent thereto, Dr. Krauss posted an undertaking in this regard (the “Undertaking”), and 180 Life made a series of advance monetary payments to Dr. Krauss (collectively, the “Advance Payments”).

H. The purpose of this Agreement is for the Parties to completely settle their differences, and, except as may otherwise be provided for herein, for the Parties to generally release each other and the other persons set forth below from any and all liabilities, claims, defenses, causes of action, damages, costs or demands, including without limitation, those which arise out of or are in any way connected with the Advancement Complaint, Amended Advancement Complaint, Claims Complaint, the Initial Counterclaims, the Amended Counterclaims, the Advancement Order, the Undertaking, the Advance Payments, the Advancement Action and/or the Claims Action.

AGREEMENT

NOW, THEREFORE, the Parties, and each of them, hereby warrant, represent, acknowledge, and agree as follows:

A.	Payment By 180 Life To Dr. Krauss.

1. Within twenty (20) days from the “Effective Date” (defined below in paragraph 24) of this Agreement, 180 Life shall pay to Dr. Krauss the total sum of $50,000.00 (the “Settlement Sum”). If the due date for payment of the Settlement Sum falls on a weekend or a legal holiday, such payment shall be deemed to be due on the first business day thereafter.

2. Time is of the essence in this Agreement, and payment of the Settlement Sum as referred to in paragraph 1 above shall be due on the date upon which such payment shall be made. The payment required by paragraph 1 above shall be timely made by wire transfer instructions to be separately provided in writing between respective counsel for the Parties.

B.	180 Life Issuance Of Shares To Dr. Krauss; Voting Support Agreement; Piggyback Registration And Rule 144 Legal Opinion; Antidilution.

3. Within three (3) business days of the Effective Date of this Agreement, 180 Life shall issue to Dr. Krauss $250,000.00 worth of 180 Life shares of common stock (the “Subject Shares”), with the value of the Subject Shares being calculated and based on the closing sales price of 180 Life’s common stock on the Effective Date of the Agreement (or if the Effective Date is not a trading day, the last trading day prior to the Effective Date). Dr. Krauss hereby pledges and affirms that, in the event of any shareholder vote for a period of six (6) months following the Effective Date of this Agreement, Dr. Krauss will support and vote in favor of any proposal which the Board of Directors of 180 Life bring to shareholders of 180 Life. This will be reflected in a Voting Agreement to be executed within ten days of the Effective Date of this Agreement.

4. 180 Life will provide Dr. Krauss with piggyback registration rights for a resale registration statement relative to the Subject Shares for a period of six (6) months, excluding Form S-8s, Form S-4s, and the resale registration statement currently in process with Armistice and other institutional investors, and will provide Dr. Krauss with a Rule 144 legal opinion at 180 Life’s expense which will allow the Subject Shares to be sold after six (6) months.

The Subject Shares shall have anti-dilution protections in place, i.e., the Subject Shares shall be subject to adjustment for reverse and forward stock splits, stock dividends, and stock combinations.

C.	Dismissal Of The Advancement Action And The Claims Action With Prejudice.

5. Within ten (10) days after delivery of the Settlement Sum to Dr. Krauss: (a) the attorneys of record for Dr. Krauss shall file a dismissal of the entirety of the Advancement Action with prejudice with the Delaware Court; and (b) the respective attorneys of record for both 180 Life and the Krauss Parties shall file a dismissal of the entirety of the Claims Action with prejudice with the Delaware Court.

D.	Good Faith Cooperation.

6. Each of the Parties agrees to cooperate in good faith to achieve the intent and spirit of this Agreement and to do all things appropriate or necessary, including, but not limited to, executing any documents or taking any reasonable actions in a timely and expeditious manner, in order to effectuate all of the terms and conditions of this Agreement.

E.	Mutual General Releases Of Each Of The Parties.

7. For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, 180 Life, on the one hand, and each of the Krauss Parties, on the other hand, for themselves, and for each of their respective predecessors, affiliates, successors, heirs and assigns, hereby fully and irrevocably releases, acquits and discharges each other, and all of their respective past, present and future officers, directors, employees, agents, attorneys, representatives, principals, partners, joint venturers, affiliates, sureties, subsidiaries, parent and affiliated corporations, predecessors, successors, heirs and assigns, and specifically including without limitation, KBL Healthcare and each of the Third Party Defendants (collectively, the “Related Persons”), of and from any and all liabilities, claims, defenses, causes of action, damages, costs (including costs of suit and attorneys’ fees and expenses), or demands of whatever nature, character, type or description, whether known or unknown, existing or potential, anticipated or unanticipated, which any of the Parties has or asserts, or may hereafter have or assert, against another Party, or against any of their respective Related Persons, by reason of any act or omission on the part of another Party, or on the part of any of their respective Related Persons, occurring at any time prior to the Effective Date of this Agreement, including without limitation, any and all liabilities, claims, defenses, causes of action, damages, costs or demands which are embodied in, may arise out of, or are in any way connected with, any fact, matter or issue pertaining to the Advancement Complaint, Amended Advancement Complaint, Claims Complaint, the Initial Counterclaims, the Amended Counterclaims, the Advancement Order, the Undertaking, the Advance Payments, the Advancement Action and/or the Claims Action. Each of the Parties shall bear their own respective attorneys’ fees and costs arising from or related to the Advancement Action and/or the Claims Action and the preparation of this Agreement.

8. The general releases set forth in the foregoing paragraph shall be effective as of the Effective Date of this Agreement and shall extend to all actual and/or potential liabilities, claims, defenses, causes of action, damages, costs or demands which may exist against the Parties, or against any of their respective Related Persons, up to and including the Effective Date of this Agreement, regardless of whether such liabilities, claims, defenses, causes of action, costs or demands are stated, alleged, or even suspected prior to such Effective Date.

9. Notwithstanding the provisions above, the general releases set forth in this Agreement are not intended to, and shall not extend to, or in any way release, acquit or discharge, any of the rights, duties or obligations arising from, created by, or maintained by, this Agreement.

10. Each of the Parties acknowledges that they may hereafter discover facts different from, or in addition to, those which they now believe to be true with respect to any or all of the liabilities, claims, defenses, causes of action, damages, costs or demands herein released. However, each of the Parties agrees that these general releases shall be, and shall remain, effective in all respects, notwithstanding the discovery of such different or additional facts.

11. As of the Effective Date of this Agreement, each of the Parties shall be deemed to waive and relinquish, and do hereby expressly waive and relinquish to the fullest extent permitted by law, any and all provisions, rights, and benefits conferred by any law of the United States or any state or territory of the United States, including without limitation, Delaware and California, or principle of common law, which governs or limits a person’s release of unknown claims, including without limitation, California Civil Code Section 1542, and any other law or principle which is similar, comparable or equivalent, and that was asserted or could have been asserted in the Advancement Action and/or the Claims Action. California Civil Code Section 1542 provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

12. Each of the Parties warrants and represents that they understand the effect and import of the provisions of section 1542 and/or that they have been fully explained to them.

13. Each of the Parties warrants and represents that none of the liabilities, claims, defenses, causes of action, damages, costs, or demands which are intended to be released herein, as set forth above, has been assigned, in whole or in part, to any person or entity. To the extent that the general releases set forth above run to the favor of persons or entities not signatories hereto, the Agreement is hereby declared to be made in and for their respective benefits and uses.

F.	Confidentiality Provision.

14. Each of the Parties understands and expressly agrees that this Agreement, and each of the terms and provisions hereof, shall be, and is intended to be, strictly confidential and shall not be disclosed by any of the Parties, or any of their respective agents, employees and representatives, or any other person or entity acting in concert with them, to any person or entity, except as follows: (a) to their respective agents, employees, representatives, attorneys, accountants, tax advisors and auditors; (b) as may be necessary to enforce and/or interpret any of the provisions of this Agreement; (c) to a third party in connection with a potential financing, registration, merger, acquisition, or related transaction, with confidentiality obligations no less restrictive than those in this Agreement; and/or (d) in response to legal process or court order, or as otherwise may be required or compelled by law.

G.	Mutual Non-Disparagement.

15. Each of the Parties covenants and agrees not to hereafter disparage, criticize, denigrate and/or otherwise make any negative comment or statement in any manner about any of the other Parties, either in writing or orally, to any third person or entity, including without limitation, by posting any such comment on any website, social media site, bulletin board and/or other internet site.

H.	Additional Provisions.

16. Dr. Krauss confirms and acknowledges to 180 Life that:

(a) Dr. Krauss will be acquiring the Subject Shares, for her own account, for investment purposes only and not with a view to, or for sale in connection with, a distribution, as that term is used in Section 2(11) of the Securities Act of 1933, as amended (the “Securities Act”), in a manner which would require registration under the Securities Act or any state securities laws. Dr. Krauss can bear the economic risk of investment in the Subject Shares, has knowledge and experience in financial business matters, is capable of managing the risk of investment in the Subject Shares and is an “accredited investor” as defined in Regulation D under the Securities Act. Dr. Krauss recognizes that the Subject Shares have not been registered under the Securities Act, nor under the securities laws of any state and, therefore, cannot be resold unless the resale of the Subject Shares is registered under the Securities Act or unless an exemption from registration is available. Dr. Krauss has carefully considered and has, to the extent she believes such discussion necessary, discussed with her professional, legal, tax and financial advisors, the suitability of an investment in the Subject Shares for her particular tax and financial situation and her respective advisers, if such advisors were deemed necessary, have determined that the Subject Shares are a suitable investment for her. Dr. Krauss has not been offered the Subject Shares by any form of general solicitation or advertising, including, but not limited to, advertisements, articles, notices or other communications published in any newspaper, magazine, or other similar media or television or radio broadcast or any seminar or meeting where, to Dr. Krauss’s knowledge, those individuals that have attended have been invited by any such or similar means of general solicitation or advertising. Dr. Krauss has had an opportunity to ask questions of and receive satisfactory answers from 180 Life, or persons acting on behalf of 180 Life, concerning the terms and conditions of the Subject Shares and 180 Life, and all such questions have been answered to the full satisfaction of Dr. Krauss. Neither 180 Life, nor any other party, has supplied Dr. Krauss any information regarding the Subject Shares or an investment in the Subject Shares other than as contained in this Agreement, and Dr. Krauss is relying on her own investigation and evaluation of 180 Life and the Securities and not on any other information.

(b) Dr. Krauss acknowledges that she is a sophisticated investor capable of assessing and assuming investment risks with respect to securities, including securities such as the Subject Shares, and further acknowledges that 180 Life is entering into this Agreement with Dr. Krauss in reliance on this acknowledgment and with Dr. Krauss’s understanding, acknowledgment and agreement that 180 Life is privy to material non-public information regarding 180 Life (collectively, the “Non-Public Information”), which Non- Public Information may be material to a reasonable investor, such as Dr. Krauss, when making investment disposition decisions, including the decision to enter into this Agreement, and Dr. Krauss’s decision to enter into the Agreement is being made with full recognition and acknowledgment that 180 Life is privy to the Non-Public Information, irrespective of whether such Non-Public Information has been provided to Dr. Krauss. Dr. Krauss hereby waives any claim, or potential claim, she has or may have against 180 Life relating to 180 Life’s possession of Non-Public Information. Dr. Krauss has specifically requested that 180 Life not provide her with any Non-Public Information. Dr. Krauss understands and acknowledges that 180 Life would not enter into this Agreement in the absence of the representations and warranties set forth in this paragraph, and that these representations and warranties are a fundamental inducement to 180 Life in entering into this Agreement; and

(c) Dr. Krauss understands and agrees that a legend has been or will be placed on any certificate(s) or other document(s) evidencing the Subject Shares in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR ANY STATE SECURITIES ACT. THE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS (I) THEY SHALL HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES ACT, OR (II) THE CORPORATION SHALL HAVE BEEN FURNISHED WITH AN OPINION OF COUNSEL, SATISFACTORY TO COUNSEL FOR THE CORPORATION, THAT REGISTRATION IS NOT REQUIRED UNDER ANY SUCH ACTS.”

17. Each of the Parties denies any liability to each of the other Parties, and acknowledges and agrees that the execution and delivery of this Agreement by the Parties constitutes a settlement of disputed and contested claims, and that no provision hereof or act taken pursuant hereto shall constitute or be construed as an admission of any liability or wrongdoing on the part of any of the Parties.

18. Each of the Parties acknowledges that, but for the provision of each of the Recitals and terms of this Agreement, none of the Parties would enter into this Agreement. No addition, modification, amendment or waiver of any part of this Agreement shall be binding or enforceable unless executed in writing by each of the Parties.

19. This Agreement shall be construed as if mutually prepared by each of the Parties, and shall be interpreted and governed in accordance with the laws of the State of California.

20. This Agreement is executed voluntarily by each of the Parties, without any duress or undue influence on the part of, or on behalf of, any of them. Each of the Parties has read and fully understands the provisions of this Agreement and has relied upon and/or had the opportunity to rely upon the advice and representation of legal counsel in entering into this Agreement.

21. If any portion of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable, such portion shall be deemed severed from the Agreement, and the remaining part shall remain in full force and effect as if no such invalid or unenforceable provision had been a part of the Agreement.

22. This Agreement represents the entire agreement between the Parties with respect to the matters referred to herein, and supersedes any and all previous understandings, representations and agreements between the Parties, whether written or oral.

23. This Agreement shall bind, and inure to the benefit of, the respective successors, assigns, transferees, grantees, beneficiaries, legatees, heirs, executors, administrators, and estates of each of the Parties.

24. This Agreement may be executed in multiple counterparts, each of which when taken together shall constitute one and the same instrument. This Agreement may be executed and transmitted by e-mail and/or facsimile, and all executed e-mail and/or facsimile copies shall be deemed and accepted as signed originals.

25. This Agreement shall be effective upon execution this Agreement by all Parties, which date shall be known as the “Effective Date” of the Agreement.

IN WITNESS WHEREOF, each of the Parties has executed this Agreement by his/her/its signature or the signature of its authorized representative as set forth below.

DATED: February 21, 2025	180 LIFE SCIENCES CORP.

	By:	/s/ Blair Jordan
	(Name):	Blair Jordan
	Its:	Chief Executive Officer

DATED: 2-21-25	/s/ Marlene Krauss
MARLENE KRAUSS

DATED: 2-21-25	KBL IV SPONSOR, LLC

	By:	/s/ Marlene Krauss
	(Name):	Marlene Krauss
	Its:	Managing Member

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